Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-257691) and Form S-8 (Nos. 333-239148, 333-264841, and 333-268933) of Avidity Biosciences, Inc. (the "Company") of our reports dated February 28, 2024, relating to the financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.
/s/ BDO USA, P.C.

San Diego, California
February 28, 2024